EXHIBIT 14.1

Morgan Beaumont Inc.
Ethics Policy for Senior Officers

Morgan Beaumont Inc. (“Morgan Beaumont” or the “Company”) is committed to the highest standards of ethical business conduct. Morgan Beaumont maintains this Ethics Policy which is applicable to its senior officers and controller (the “Senior Financial Officers”). This Policy includes the standards set forth below pursuant to which the Senior Financial Officers are to perform their duties.

•	The Senior Financial Officers are expected to carry out their responsibilities honestly, ethically and with integrity, exercising at all times their best independent judgment.

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The Senior Financial Officers should avoid, to the fullest extent possible, situations in which their own interests conflict, or may appear to conflict, with the interest of Morgan Beaumont. In any situation in which a Senior Financial Officer finds himself/herself with an actual or apparent material conflict of interest, he/she should promptly disclose it to the Chairman of the Audit Committee, who will review the transaction or relationship. If he/she determines that a material conflict does exist, he/she will refer the matter to the Board of Directors who will determine how the situation should be resolved.

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The Senior Financial Officers are responsible for assuring full, fair, accurate and timely disclosure of relevant financial information to shareholders and investors. In particular they are responsible for assuring that Morgan Beaumont complies with the Securities and Exchange Commission (“SEC”) rules governing disclosure of financial information.

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The Senior Financial Officers should establish and maintain internal controls and procedures and disclosure controls and procedures so as to assure that the financial information that is recorded, processed and transmitted to those responsible for preparing periodic reports and other public communications containing information is complete, accurate and timely.

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The Senior Financial Officers shall review each periodic report for accuracy and completeness before it is filed with the SEC and review each public communication containing financial information before it is released.

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The Senior Financial Officers shall promptly disclose to their superiors, and if necessary to the Audit Committee and Morgan Beaumont independent auditors, any material weaknesses in, or concerns regarding, Morgan Beaumont disclosure controls or internal controls.

•	The Senior Financial Officers should comply at all times with applicable governmental laws, rules and regulations.

•	The Senior Financial Officers should promptly bring to the attention of the Audit Committee or the Board of Directors:
-	any matters that could compromise the integrity of Morgan Beaumont financial reports;
-	any disagreement with respect to any material accounting matter; and
-	any violation of this Ethics Policy or any law or regulation related to Morgan Beaumont accounting or financial affairs.

Compliance With This Ethics Policy

If any employees knows of or suspects a violation of applicable laws, rules or regulations or this Code of Ethics, the employee must immediately report that information to the Audit Committee of the Board of Directors. No employee will be subject to retaliation because of a good faith report of a suspected violation. Violations of this Ethics Policy may result in disciplinary action, up to and including discharge. The Audit Committee of the Board of Directors shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Policy.

The Board of Directors shall approve any waiver or amendment to this Ethics Policy and any such waiver or amendment shall be disclosed promptly, as required by law or SEC regulation.

Waivers of This Ethics Policy

If a Senior Financial Officer would like to seek a waiver of this Ethics Policy, the Senior Financial Officer must make full disclosure of the particular circumstances to the Audit Committee of the Board of Directors. Amendments to and waivers of this Ethics Policy will be publicly disclosed as required by applicable law and regulations.

Accountability

By signing this Ethics Policy, the Senior Financial Officer named below acknowledges that he or she has read, understands and agrees to comply with this Policy and to be accountable for his or her actions in light of this Policy.

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Signature of Senior Officer

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Printed Name

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Date